UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 22, 2006

COACHMEN INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation or organization)	1-7160 (Commission File Number)	31-1101097 (I.R.S. Employer Identification No.)

2831 Dexter Drive, Elkhart, Indiana (Address of Principal Executive Offices)		46514 (Zip Code)

(574) 262-0123
(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 22, 2006, the Registrant’s subsidiary, All American Homes of Tennessee, LLC, has entered into a Contract for Sale of Real Estate and Right of First Refusal with Steven A. Martin. Pursuant to the Contract, All American will sell its Robertson County, Tennessee, plant and related personal property to Mr. Martin for $5,000,000 in cash.

Mr. Martin may terminate the Contract if upon inspection it discovers a defect that materially affects the value of the property for Mr. Martin’s intended use. Mr. Martin made a $30,000 earnest money deposit toward the purchase price into escrow, which may be forfeited if Mr. Martin does not complete the transaction by August 21, 2006, unless Mr. Martin extends the deadline for an additional 60 days by depositing an additional $70,000 into the escrow.

The Registrant may entertain other offers for the Tennessee property until the transaction closes. However, Mr. Martin has a right of first refusal with respect to any other offer, on the same terms offered by a third party.  In the event Mr. Martin does not exercise his right of first refusal, the Registrant may terminate the contract with Mr. Martin and sell the Tennessee property to the new offeror.

The completion of the sale is subject to certain other customary conditions.  The Registrant cannot give assurance that the proposed transaction contemplated by the Contract will close or close on the same terms and conditions as set forth in the Contract.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(a)

Not applicable.

(b)

Not Applicable

(c)

Not Applicable

(d)

Exhibits

Contract for Sale of Real Estate and Right of First Refusal between All American Homes of Tennessee, LLC and Steven A. Martin.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACHMEN INDUSTRIES, INC.

Date:  June 28, 2006

By:    /s/Kathy Samovitz

Kathy Samovitz, Assistant Secretary